EXHIBIT 99.1

Cinedigm Closes $195 Million in Two New Credit Facilities to Refinance All Existing Phase 1
Senior Debt and Corporate Debt

Extends Maturities and Lowers Initial Average Debt Cost of Capital By Over 3%

(Los Angeles, CA, March 1, 2013)   Cinedigm Digital Cinema Corp.  (NASDAQ: CIDM) today announced the closing of a $125 million senior non-recourse credit facility led by Societe Generale Corporate & Investment Banking and a $70 million non-recourse credit facility provided by Prospect Capital Corporation (NASDAQ: PSEC). These two new non-recourse credit facilities will be supported by the cash flows of the Phase 1 deployment and the Company’s digital cinema servicing business and will refinance the Company’s existing $92 million non-recourse senior 2010 Term Loan and $98 million recourse Note. The senior facility has received an upgraded rating of Baa3 from Moody's Investor Service.

The new five-year term senior loan, provided by a syndicate of institutional lenders led by Societe Generale, will be at a rate of LIBOR +275 basis points with a 1.0% LIBOR floor, substantially improving upon the previous rate of LIBOR +350 basis points with a 1.75% LIBOR floor.

The new financing, provided by Prospect Capital Corporation, will be at an all-in rate of 13.5%, including a cash rate of LIBOR +9.0% with a 2.0% LIBOR floor, and a Payment In Kind, or PIK, rate of 2.5%, improving upon the previous all-in rate of 15%  on the Company’s existing Sageview Note. In addition, the new Prospect loan extends the maturity to March 2021 from August 2014.

These new facilities significantly improve upon the terms of the previous financing arrangements through a combination of reduced borrowing costs, making all debt non-recourse to Cinedigm’s software and content businesses, and a significant maturity extension.

“We are pleased to announce this successful refinancing of our existing debt," said Chris McGurk, Chairman and CEO of Cinedigm. "This transaction reaffirms the value of the Company’s digital cinema asset base and positions Cinedigm to accelerate our growth plans.”

“This refinancing is a significant step in our progress towards strengthening Cinedigm's balance sheet,” added Adam M. Mizel, Chief Operating Officer and CFO of Cinedigm.  “By lowering our cost of capital, extending our mezzanine debt maturity to 2021 and shifting all of our debt to be secured only by our deployment businesses, we have improved our capital flexibility, unlocked equity value and simplified our story. We appreciate the strong capital markets execution and lending support from our long time partners at Societe Generale and look forward to the new partnership we have forged with Prospect Capital Corporation.”

"We are excited that institutional investors have oversubscribed the refinancing of Cinedigm's Phase 1 digital cinema deployment, leading to a further reduction in rates," said Richard Knowlton, Managing Director, Societe Generale, Leveraged Media and Telecom Finance.

Blackstone Advisory Partners L.P. acted as financial advisor to the Company in connection with the transaction.

About Cinedigm

Cinedigm is a leader in the digital entertainment revolution.  Cinedigm's pioneering digital cinema deployment and servicing efforts, and our state-of-the-art distribution and exhibition software, are cornerstones of the digital cinema transformation. Cinedigm is also the leading digital aggregator of independent content in the world, providing end-to-end digital content delivery to theaters, across digital and on-demand platforms, and on DVD/Blu-ray. Through partnerships with iTunes, Netflix, Amazon, Google, Hulu, Vudu, Xbox, Playstation, and others, Cinedigm reaches a global digital audience. The company’s library of over 5,000 titles includes award-winning documentaries from Docurama Films®, next-gen indies from Flatiron Film Company® and acclaimed independent films and festival picks through partnerships with the Sundance Institute and Tribeca Film. CEG is proud to distribute many Oscar®-nominated films including “The Invisible War,” “Hell and Back Again,” “GasLand,” “Waste Land” and “Paradise Lost 3: Purgatory.” Upcoming multi-platform releases include “Don’t Stop Believin’: Everyman’s Journey,” “Come Out And Play,” “Arthur Newman,” and “Violet and Daisy.”  Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Digital Cinema Corp www.cinedigm.com. [CIDM-F]

About Societe Generale

Societe Generale Corporate & Investment Banking, the investment banking division of France's Societe Generale Group, is a well-diversified and leading player with 12,000 professionals present in over 40 countries across Europe, the Americas and Asia-Pacific. Standing by its clients across sectors, the Corporate & Investment Bank tailors solutions for them by capitalizing on its worldwide expertise in investment banking, global finance, and global markets, and providing strategic advisory, capital raising, cross-asset investing and risk management solutions. For more information, please visit http://www.sgcib.com.

About Prospect Capital Corporation

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Their investment objective is to generate both current income and long-term capital appreciation through debt and equity investments. [PSEC-F]

Safe Harbor Statement
Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cinedigm officials during presentations about Cinedigm, along with Cinedigm's filings with the Securities and Exchange Commission, including Cinedigm's registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act''). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates,'' "intends,'' "plans,'' "could," "might," "believes,'' "seeks," "estimates'' or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cinedigm's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Cinedigm, its technology, economic and market factors and the industries in which Cinedigm does business, among other things. These statements are not guarantees of future performance and Cinedigm undertakes no specific obligation or intention to update these statements after the date of this release.
Contact:

For more information:
Jill Newhouse Calcaterra
Cinedigm/CMO
jcalcaterra@cinedigm.com
424-281-5417